Exhibit 4.8

Execution Copy

DATED 20 November 2023

BETWEEN

SONO GROUP N.V.

(in preliminary insolvency proceedings)

AND

YA II PN, Ltd.

______________________________________________

RESTRUCTURING AGREEMENT

in relation to

SONO GROUP N.V.

______________________________________________

THIS RESTRUCTURING AGREEMENT (the “Agreement”) is dated 17 November 2023 and made between:

(1)          SONO GROUP N.V. a stock corporation (naamloze vennootschap) incorporated under the laws of the Netherlands with business address at Waldmeisterstraße 76, 80935 Munich, Germany (“Sono NV”);

(2)          YA II PN, Ltd., an exempted limited company organized and existing under the laws of the Cayman Islands with its registered office at Maples Corporate Service, 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and its mailing address at 1012 Springfield Avenue Moutainside New Jersey 07092 (“Yorkville”);

(Sono NV and Yorkville each a “Party” and, together, the “Parties”).

BACKGROUND

(A)

On the date hereof, this Agreement and the restructuring documents listed in lit. (B) (“Restructuring Documents”) have been entered into with the aim to (i) restructure Sono NV and Sono Motors GmbH (“Sono GmbH” and, together with Sono NV, “Sono Group”), (ii) enable Sono NV to file its SEC Form 20-F for the year ending on 31 December 2022 (the “SEC Form 20-F Filing”), and to file its SEC Form 6K regarding the annual accounts for the first fiscal half-year 2023 (the “SEC Form 6K HY 2023”) so that Sono NV becomes current with SEC filing requirements, (iii) allow Sono NV and Sono GmbH to exit from insolvency proceedings with a positive going-concern. While Sono NV shall exit insolvency proceedings through withdrawing its insolvency filing, Sono GmbH shall exit insolvency proceedings through an insolvency plan.

(B)	The Restructuring Documents include:

(1)

the Funding Commitment (as defined in Section 5.1) pursuant to which Yorkville undertakes vis-à-vis Sono NV to fund the going-concern budget for Sono Group agreed upon between Yorkville, Sono NV and Sono GmbH attached as Annex (B)(1) (this budget – as amended from time to time by an agreement between Yorkville, Sono NV and Sono GmbH – the “Going-Concern Budget”);

(2)	the Prolongation Agreement (as defined in Section 8.1) between Yorkville and Sono NV pursuant to which Yorkville defers the maturity of the Existing Convertible Debentures (as defined in lit. (G));

(3)	the continuation agreement (attached – including exhibits – as Annex (B)(3)) (the “Continuation Agreement”) between Sono NV and Sono GmbH setting out – inter alia – the key features of the insolvency plan Sono GmbH intends to submit to the insolvency court;

(4)	the settlement agreement (Exhibit 1.1 to the Continuation Agreement) (the “Settlement Agreement”) between Sono NV and Sono GmbH pursuant to which certain claims between Sono NV and Sono GmbH shall be settled;

(5)	the back-to-back letter of comfort (Exhibit 1.2 to the Continuation Agreement) (the “Back-to-Back LoC”) between Sono NV and Sono GmbH pursuant to which Sono NV undertakes vis-à-vis Sono GmbH to fund – by way of a back-to-back financing – the budget of Sono GmbH as provided for in the Going-Concern Budget;

(6)

Commitment letter (attached as Annex (B)(6)) (the “NV Shareholders Commitment Letter”) issued by Laurin Hahn and Jona Christians (the “Founders”) to Sono NV and Sono GmbH pursuant to which the Founders undertake to exercise their voting rights, inter alia, to establish a new management for Sono NV (the “New Management Implementation”) and pursuant to which each of the Founders further undertakes to – upon request – enter into a share sale and transfer agreement (attached as Exhibit 3.2 to the NV Shareholders Commitment Letter) (each of these share sale and transfer agreement, a “NV Share Sale and Transfer Agreement”) with a trustee of Sono GmbH’s creditors (the “Sono GmbH Creditors’ Trustee”) and Sono NV or, as the case may be, Sono NV’s management.

(C)	The Parties consider the following main actions (“Restructuring Steps”) to be necessary for the restructuring of the Sono Group:

(1)	(i) submission of the SEC Form 20-F Filing by Sono NV pursuant to Section 4;

(ii) submission of the SEC Form 6K HY 2023 by Sono NV pursuant to Section 4;

(2)	payment by Yorkville of the Initial Funding Amount (as defined in Section 5.3) promptly after the Closing Date as provided for in the Funding Commitment;

(3)	Sono NV’s and Sono GmbH’s entering into the Continuation Agreement, the Settlement Agreement and issuing/accepting the Back-to-Back LoC, each pursuant to Section 7;

(4)	Yorkville’s and Sono NV’s entering into the Prolongation Agreement pursuant to Section 8.1;

(5)	withdrawal of the Sono NV Insolvency Filing pursuant to Section 6;

(6)	Sono NV’s implementation of the NV Waterfall pursuant to Section 9;

(7)	shareholders’ meeting of Sono NV and New Management Implementation pursuant to Section 4 of this Agreement.

(D)

Sono NV is listed on The Nasdaq Global Market in New York, USA (“Nasdaq”). Sono NV is the 100 % shareholder of Sono GmbH. Sono Group is operating in the business of solar tech, retrofitting and integrating solar technology onto third party vehicles. Sono Group used to be active in the business of solar electric vehicles.

(E)

Sono NV is currently not in compliance with certain listing requirements under Nasdaq rules, inter alia Sono NV has not yet filed the SEC Form 20-F Filing. The auditor (“Auditor”) is engaged with performing the audit which is a prerequisite for the SEC Form 20-F Filing. It is envisaged to make the SEC Form 20-F Filing by 31 December 2023, at the latest. Furthermore, Sono NV is due to submit SEC Form 6K HY 2023 by 31 January 2024.

(F)

It is envisaged that a meeting of the shareholders of Sono NV will be convened in the course of December 2023 to resolve on the New Management Implementation as provided for in the NV Shareholders Commitment Letter.

(G)

Yorkville is amongst the largest creditors of Sono NV, having purchased convertible debentures in an aggregate principal amount of USD 31.1 million (of which an aggregate amount of approx. USD 21 million is outstanding) (the “Existing Convertible Debentures”) from Sono NV pursuant to the securities purchase agreement dated 7 December 2022 between YA II PN, Ltd. and Sono NV.

(H)

Sono NV applied for the opening of debtor-in-possession proceedings pursuant to Section 270 (b) of the German Insolvency Code (Eigenverwaltung) at the insolvency court of Munich on 15 May 2023 (“NV Insolvency Filing”); by court resolution, preliminary debtor-in-possession proceedings (vorläufige Eigenverwaltung) have been ordered with effect from 17 May 2023, 2:00 pm CET (“NV Preliminary DIP Proceedings”). The insolvency court appointed Mrs. Marlene Scheinert as preliminary custodian (vorläufige Sachwalterin) of Sono NV (“NV Custodian”).

(I)

Sono GmbH applied for the opening of debtor-in-possession proceedings in the form of protective shield proceedings pursuant Section 270 (d) of the German Insolvency Code (Schutzschirmverfahren) at the insolvency court of Munich on 15 May 2023; by court resolution, debtor-in-possession proceedings (Eigenverwaltung) have been ordered with effect from 1 September 2023. The court appointed Mr. Ivo-Meinert Willrodt as custodian (Sachwalter) of Sono GmbH (“GmbH Custodian”).

(J)

On 13 November 2023, Sono NV has available cash in the amount of EUR 8.327 million as shown in Annex (L) (NV Waterfall) in line #1 ‘Bank balance November, 13, 2023 (actual)’ (“Available NV Cash”). Taking into account the payments envisaged in Annex (L) (NV Waterfall), the cash amount left over as of 1 December 2023 for the disposition of Sono NV in line with the Going-Concern Budget (for the Sono NV) shall be EUR 2.048 million as shown in line #17 ‘Remaining cash at date of takeover N.V.’ (“Cash-Left-Over”).

(K)	[INTENTIONALLY LEFT BLANK]

(L)

The Parties aim to agree on the settlement of the creditors of Sono NV by, inter alia, applying the Available NV Cash pursuant to the waterfall for Sono NV as outlined in Annex (L) (“NV Waterfall”), or by otherwise stipulating a settlement (Vergleich) pursuant to the terms of this Agreement.

FOR THIS IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Terms defined in this Agreement including its Annexes shall have the meaning ascribed to them therein.

1.2	Interpretation

In this Agreement, unless a contrary indication appears:

(a)	any reference to a “clause” or a “schedule” is a reference to a clause of, or a schedule to, this Agreement and schedules shall form an integral part of this Agreement;

(b)	“include”, “including” and “in particular” shall be construed without limitation;

(c)	any reference to a “person”

(i)

includes any individual, firm, company, corporation, government, state or agency, any unincorporated association or body (including a partnership, trust, joint venture or consortium) or other entity (whether or not having separate legal personality); and/or

(ii)	shall be construed so as to include its successors in title, permitted assignees and permitted transferees to, or of, its rights and/or obligations under this Agreement;

(d)	“promptly” shall mean without undue delay (ohne schuldhaftes Zögern);

(e)

“transfer” shall, include assignment (Abtretung), assignment and transfer by assumption of contract (Vertragsübernahme), novation (Schuldumschaffung) and universal succession (Gesamtrechtsnachfolge) or any equivalent under any jurisdiction;

(f)	where the context so permits, a reference to the singular includes the plural and vice versa;

(g)	any reference to a document or provision of statutory law is a reference to that document or provision as amended, supplemented, restated or novated from time to time;

(h)	headings are for ease of reference only and shall be ignored in the construction of this Agreement;

(i)	where a German language term has been added to an English language term, such German term shall be decisive for the purpose of construction of this Agreement throughout; and

(j)	in the event of a conflict between this Agreement and any other agreement, the relevant provision of this Agreement (to the extent permitted by law) prevails.

2	EFFECTIVENESS; CLOSING CONDITONS

2.1	This Agreement shall become effective and legally binding between the Parties on the date on which it has been executed by every Party (the “Effective Date”).

2.2	The effectiveness of the Funding Commitment and the Prolongation Agreement shall be subject to the satisfaction of all of the following conditions (jointly, the “Closing Condition”):

(a)	Sono NV has filed the SEC Form 20-F Filing with the U.S. Securities and Exchange Commission (the condition pursuant to this lit. (a), the “Condition (20-F Filing)”; and

(b)	a Qualifying Insolvency Plan for Sono GmbH (as defined in the Continuation Agreement) has become legally binding (rechtskräftig) (the conditions pursuant to this lit. (b), the “Condition (Plan)”); and

(c)

Sono NV has filed the SEC Form 6K HY 2023 (in form unreviewed by an auditor) with the U.S. Securities and Exchange Commission (the condition pursuant to this lit. (c), the “Condition (6K Filing)”); and

(d)

Sono NV has withdrawn the NV Insolvency Filing and no other petition to open insolvency proceedings regarding the assets of Sono NV is pending, and all securing measures (Sicherungsmaßnahmen) taken by the local court of Munich, insolvency court, in its decision dated 17 May 2023 (case number 1513 IN 1347/23) and afterwards have been finally (rechtskräftig) removed (the conditions pursuant to this lit. (c) jointly, the “Condition (Withdrawal)”)

Save section 6.2, upon satisfaction of the Closing Condition Sono NV shall notify Yorkville without undue delay (unverzüglich).

2.3	Satisfaction of the Closing Condition shall be effected, satisfied and evidenced by the following:

(a)

Condition (20-F Filing) and Condition (6K Filing): Upload of and made available to the public the SEC Form 20-F Filing, respectively the SEC Form 6K HY 2023 on the webpage of Sono NV in compliance with the SEC publication requirements.

(b)

Condition (Plan): Expiration of 15 calendar days upon the date of the Court resolution (including) approving the Qualifying Insolvency Plan, provided that no objections or appeals have been raised against the Qualifying Insolvency Plan during this period.

(c)

Condition (Withdrawal): Court resolution documenting that the preliminary insolvency proceedings regarding Sono NV have ended and lifting all securing measures (Sicherungsmaßnahmen) taken by the local court of Munich.

2.4	Yorkville has the right to waive the Closing Condition (6K Filing) at any time in its sole discretion.

2.5	The satisfaction of the Closing Condition shall constitute the “Closing”, and the day of the satisfaction of the Closing Condition shall be referred to as the “Closing Date”.

2.6

The effectiveness of the other Restructuring Documents (i.e., of the Continuation Agreement, the Settlement Agreement, the Back-to-Back LoC, the NV Share Sale and Transfer Agreement(s) and/or the NV Shareholders Commitment Letter) shall be subject to the satisfaction of the conditions – if any – as provided for therein.

2.7	Save compliance with the obligations under this Agreement, neither Party to this Agreement shall be liable vis-à-vis the other Party, if

(a)	the Auditor is not releasing the SEC 20F Filing, and/or

(b)	Courts will not approve the Qualifying Insolvency Plan or the NV Withdrawal, or if third parties will raise objections or appeal to such actions.

3	TERMINATION

3.1	If by:

(a)

the end of 31 December 2023 (or by such other date the Parties mutually agree upon (e-mail with signed consent attached as PDF file sufficient)) the Condition (20-F Filing) has not been satisfied; and/or

(b)	the end of 31 December 2023 (or by such other date the Parties mutually agree upon (e-mail with signed consent attached as PDF file sufficient)) the Condition (6K Filing) has not been satisfied; and/or

(c)	the end of 31 January 2024 (or by such other date the Parties mutually agree upon (e-mail with signed consent attached as PDF file sufficient)) the Closing Condition has not been satisfied;

each Party shall be entitled to terminate this Agreement with immediate effect.

3.2	Extraordinary termination rights of the Parties under mandatory statutory law remain unaffected.

3.3	A termination pursuant to Section 3.1 shall be possible at any time, as long as the reason for the termination is still existing. Section 350 of the German Civil Code shall not apply.

3.4	A termination pursuant to Section 3.1 needs to be notified by the terminating Party to the respective other Party in writing (e-mail with signed termination notice attached as PDF file sufficient).

3.5

As a consequence, with effect from the termination this Agreement, this Agreement as well as the Funding Commitment and the Prolongation Agreement shall no longer be valid and binding – except that Section 16 and 17 shall survive such termination and continue to apply.

4	SEC FORM 20-F FILING, SEC FORM 6K FILING, NEW MANAGEMENT IMPLEMENTATION

4.1

Sono NV undertakes (i) to promptly (unverzüglich) further engage and instruct the Auditor to finalize the SEC Form 20-F Filing in order to deliver the draft SEC Form 20-F Filing as soon as possible and to submit the final SEC Form 20-F Filing as soon as possible and (ii) to prepare and submit the SEC Form 6K HY 2023 (in form unreviewed by an auditor) as soon as possible, each before the 31 December 2023.

4.2

Yorkville hereby consents to Sono NV (i) further engaging the Auditor to finalize the SEC Form 20-F Filing, and (ii) Sono NV to pay necessary costs – up to a reasonable extent – related to such SEC Form 20-F Filing with funds from the Available NV Cash, provided such costs have been taken into account in the NV Waterfall.

4.3	Sono NV will convene the 2023 general shareholders’ meeting in the calendar year 2023.

4.4	Yorkville may propose that Sono NV convenes shareholders’ meeting(s) at any time to implement Restructuring Steps.

4.5	Prior to Closing, the shareholders meeting of Sono NV must have adopted all required resolutions for:

(a)

a reduction in the nominal value per ordinary share of Sono NV from €0.06 to €0.01 per ordinary share or such lower amount as may be legally permissible and, for the avoidance of any doubt, without any (re)payment or distribution to shareholders; and

(b)	a reverse stock split without cash components after good faith consultation with Yorkville;

(c)	any amendment of the articles of association necessary to increase the authorised capital of Sono NV up to 600 million ordinary shares; and

(d)	the Restructuring Steps becoming effective;

unless, in each case, not legally possible under applicable law for Sono NV. Sono NV shall use best efforts to implement and initiate these resolutions as soon as possible, once they have been adopted, with a view to have these resolutions –by using best efforts- implemented before Closing.

4.6

Sono NV procures that the transferees under the NV Sale and Transfer Agreement(s) will exercise the voting rights they hold for shares in the capital of Sono NV in favour of any resolutions proposed by Sono NV to give effect to the Restructuring Steps.

5	FUNDING COMMITMENT

5.1

Yorkville hereby issues to Sono NV the funding commitment letter attached as Annex 5.1 (the “Funding Commitment”), and Sono NV hereby acknowledges and agrees to the Funding Commitment. The effectiveness of the Funding Commitment shall be subject to the satisfaction of the Closing Condition.

5.2

Under the Funding Commitment, Yorkville shall facilitate Sono NV with funds of up to EUR 9 million minus the amount of the Cash Left-Over at Sono NV, in any case, however, not more than required from 1 December 2023 until 31 December 2024 pursuant to the Going-Concern Budget. Accordingly, a funding of up to EUR 6.952 million would be required pursuant to the Going-Concern Budget.

5.3	Promptly after the Closing Date Yorkville will facilitate in accordance with the Funding Commitment the amount of EUR 4 million in cash (the “Initial Funding Amount”).

5.4	The second funding will take place in accordance with the Going-Concern Budget as set out in the Funding Commitment.

5.5

In the event of a negative deviation from the Going-Concern Budget Yorkville will provide further funds to Sono NV, provided that Yorkville and Sono NV – acting in good faith – reach an agreement on an adjusted Going-Concern Budget.

5.6

The funds will be provided by way of one or several convertible debenture(s) as interest-bearing loan maturing on 1 July 2025. The floor price pursuant to the Existing Convertible Debentures and the (new) debenture(s) shall not be applicable if the ordinary shares are not listed and/or traded on Nasdaq on the relevant conversion date; if the ordinary shares are listed and/or traded on Nasdaq on the relevant conversion date, the holder may agree to have the floor price reinstated; for the avoidance of doubt, under no circumstances, will the conversion price per ordinary share be less than the nominal value of one ordinary share unless legally permissibly.

5.7

Provided the business and financial development is according to plan, in particular in accordance with the Going-Concern Budget, the Parties undertake – acting reasonably and in good faith – to extend the maturity when needed, and to agree on a subordination if and when (legally) needed. It is Yorkville’s intention to equitize the debt between now and then.

5.8

The Parties agree that the Going-Concern-Budget shows to the best of their knowledge all cost and expenses the Parties foresee and anticipate at the date of this Agreement that are required to operate the going concern of Sono Group for the period shown.

5.9

Save all rights by Yorkville under the Funding Commitment, the Parties acting in good faith will monitor closely the capital expenditure and any costs agreed and foreseen under the Going-Concern Budget, and to amend the Going-Concern Budget provided such amendment is commercially reasonable and necessary.

5.10

The Parties mutually agree and consent to Sono NV’s making payments of necessary costs – up to a reasonable extent – arising from or in connection with the restructuring of Sono Group, provided such costs have been taken into account in the NV Waterfall.

5.11	Any amendment to the Funding Commitment and any amendment to the Going-Concern Budget shall require consultation with and consent by Sono GmbH, such consent by Sono GmbH not unreasonably withheld.

6	SONO NV COMMITMENTS

6.1

Subject to (i) the satisfaction of the Condition (20-F Filing), (ii) the satisfaction of the Condition (Plan), (iii) the satisfaction of the Condition (6K Filing), and (iv) the rectification of all Sono NV’s mandatory insolvency filing reasons under German law – illiquidity (Section 17 of the German Insolvency Code) and over-indebtedness (Section 19 of the German Insolvency Code) – Sono NV hereby undertakes toward Yorkville to:

(a)	withdraw the NV Insolvency Filing without undue delay; and

(b)

take all further actions, if any, so that the local court of Munich (insolvency court) issues a resolution documenting that the preliminary insolvency proceedings regarding Sono NV have ended and lifting all securing measures (Sicherungsmaßnahmen) taken ((a) and (b) together the “NV Withdrawal”).

6.2	Sono NV undertakes to notify Yorkville with a copy of each (i) the withdrawal of the NV Insolvency Filing, and (ii) the court order referred to in clause 6.1 (b) above.

7	CONTINUATION AGREEMENT, SETTLEMENT AGREEMENT, BACK-TO-BACK LOC

7.1	Sono NV and Sono GmbH have entered into the Continuation Agreement including – inter alia – the Settlement Agreement and the Back-to-Back LoC.

7.2	The effectiveness of the Continuation Agreement, the Settlement Agreement and the Back-to-Back LoC shall be subject to the (deemed) satisfaction of the conditions as provided for therein.

8	PROLONGATION AGREEMENT

8.1

Yorkville and Sono NV have entered into the prolongation agreement attached as Annex 8.1 (the “Prolongation Agreement”) providing for the deferral of the Existing Convertible Debentures until 1 July 2025. Section 5.7 shall apply mutatis mutandis.

8.2	The effectiveness of the Prolongation Agreement shall be subject to the satisfaction of the Closing Condition.

9	NV WATERFALL PAYMENTS

9.1

Subject to (i) the satisfaction of the Closing Condition Sono NV hereby undertakes toward Yorkville to procure any payment as agreed under the NV Waterfall, provided that payments on claims which are not yet due, as indicated in the NV Waterfall, shall be made once the respective claim has become due, and provided further that payments on claims which are disputed shall be made once and to the extent the respective dispute has been resolved.

9.2

The Parties mutually agree and consent to Sono NV to apply the Available NV Cash pursuant to the NV Waterfall, and to make the payments required thereunder and/or permitted under this Agreement, thereby securing the amount of the Cash Left-Over shall remain with Sono NV for the free disposition of Sono NV.

9.3

As a part of the payments under the NV Waterfall, Sono NV shall pay the Settlement Amount (as defined in the Continuation Agreement), and eventually as adjusted in accordance with the Settlement Agreement.

9.4	The Parties acknowledge the Available NV Cash and the NV Waterfall as mutually agreed.

9.5	To the best knowledge of Sono NV, the annexes to this Agreement, outlining the Available NV Cash and the NV Waterfall are accurate and complete.

9.6

To ensure the availability of the NV Cash Left-Over for Sono NV and the payment of the creditors in the amounts as envisaged under the NV Waterfall, the Parties mutually agree to appoint a trustee promptly after the execution of this Agreement.

10	MUTUAL SETTLEMENT / WAIVER

10.1

Subject to the occurrence of the Closing, Yorkville hereby agrees – by way of a genuine contract for the benefit of a third party (Section 328 of the German Civil Code) – a pactum de non petendo regarding all potential claims – if any – arising from and/or in connection with the issuance of the Existing Convertible Debentures against (i) the following members of the management (managing directors (bestuurders) and supervisory directors) of Sono NV: Laurin Hahn (CEO), Jona Christians (CEO), Torsten Kiedel (CFO), Markus Volmer (CTO), Johannes Trischler; and/or the following former members of the management (managing directors (bestuurders) and supervisory directors) of Sono NV: Thomas Hausch, Martina Buchhauser, Sebastian Böttger, Robert Jeffe, and Arnd Schwierholz; and/or the management (Geschäftsführer) of Sono GmbH.

10.2	This pactum de non petendo is subject to the following qualifications:

(a)

This pactum de non petendo as per section 10.1 shall be lifted and has no effect (auflösende Bedingung) if and to the extent this is preventing or otherwise limiting recourse to any D&O insurance cover.

(b)	There is no intention to pursue such claims if there is no D&O insurance cover for such claims.

(c)	Claims will only be pursued at the earliest 18 months after Closing.

(d)

If required, the person affected will give a rolling agreement to make sure claims will not be lost because of expiration of statute of limitations. Not delivery of such declaration upon request within 20 Business Days is a condition subsequent (auflösende Bedingung) to section 10.1.

(e)	No claims will be pursued, once 80 per cent of the Existing Convertible Debentures (i) have been sold by Yorkville, (ii) have been fully repaid to Yorkville, and/or (iii) converted.

(f)	Lock-up: 12 months (as stipulated under the Shareholders Commitment Letter).

Sono NV confirms to its best knowledge that claims made have been notified to D&O insurer.

11	INFORMATION UNDERTAKING

Sono NV shall provide Yorkville with information in relation to its insolvency proceedings to the extent legally permissible.

In particular as regards the Restructuring Steps and the Restructuring Documents Sono NV will use best efforts to comply with all of its filing and reporting obligations, in particular SEC requirements.

12	REPRESENTATIONS

Each Party represents and warrants to each other Party that:

(a)	it is duly incorporated or duly established and validly existing under the law of its jurisdiction of incorporation or formation;

(b)

taking into account the consent of the NV Custodian, it has the power to enter into and perform, and has taken all necessary action to authorize the entry into and performance of this Agreement and the transactions contemplated by it;

(c)	taking into account the consent of the NV Custodian, all acts, conditions and things required to be done, fulfilled and performed in order:

(i)	to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in this Agreement are legal, valid and binding; and

(ii)	to ensure that the obligations expressed to be assumed by it in this Agreement are legal, valid and binding,

have been done, fulfilled and performed and are in full force and effect.

13	TRANSFERS AND ACCESSIONS; SET-OFF AND RETENTION RIGHTS

13.1	No Party may assign or transfer its rights and/or obligations under this Agreement without the prior written consent of the respective other Party.

13.2	Any set-off or retention right of a Party shall be excluded, unless the existence of such right is undisputed or confirmed by a final court decision.

14	FURTHER ASSURANCE; MATERIAL ADVERSE CHANGE

14.1

Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

14.2

If between the execution of this Agreement and the Closing Date circumstances occur which materially impact the economics of the transaction contemplated by the Restructuring Documents, the Parties undertake to discuss in good faith options to still achieve a mutually satisfactory outcome.

15	NOTICES

15.1

Save otherwise provided for in this Agreement, any notice or other communication of the Parties in connection with this Agreement must be sent in written form in the English language (incl. by e-mail having signed declarations/notices attached as PDF file) to the following addresses:

(a)	if to Sono NV, then to the address of Sono NV set out at the beginning of this Agreement:

Attention: Christian Plail, Matthias Räupke, and Torsten Kiedel

E-mail (PDF of letter): christian.plail@schneidergeiwitz.de; Matthias.raeupke@schneidergeiwitz.de; torsten.kiedel@sonomotors.com

(b)	if to Yorkville, then to the address of Yorkville set out at the beginning of this Agreement:

Attention: Mr Michael Rosselli

E-mail (pdf of letter): mrosselli@yorkvilleadvisors.com

15.2	Any changes to addresses shall become effective not until actual receipt of a corresponding notice.

16	SEVERABILITY

If any provision of this Agreement should be or become void (nichtig), invalid (unwirksam) or unenforceable (nicht durchsetzbar) in whole or in part, this shall indisputably (unwiderlegbar) not affect the validity or the balance of this Agreement. The invalid or unenforceable provision shall be deemed replaced by such provision which best meets the intent and the economic purpose of the invalid or unenforceable provision. The same shall apply mutatis mutandis in case of omissions (Vertragslücken).

17	GOVERNING LAW AND ENFORCEMENT

17.1	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with German (substantive) law without giving effect to its conflict of law rules.

17.2	Jurisdiction

(a)

The Parties agree that the German courts have exclusive jurisdiction to settle any dispute in connection with this Agreement or any non-contractual obligations arising out of or in connection with it. The exclusive place of jurisdiction shall be Munich, Germany.

(b)

The Parties agree that the courts of Germany are the most appropriate and convenient courts to settle any dispute in connection with this Agreement. Each Party irrevocably waives any right that it may have to object to an action being brought in the courts of Germany, to claim that the action has been brought in an inconvenient forum, or to claim that the courts of Germany does not have jurisdiction.

18	LIABILITY

Any (personal) liability of the NV Custodian and/or the representatives of Sono NV (including its management and its general representatives by general power of attorney) under, or in connection with, this Agreement, in particular pursuant to Sections 60, 61 of the German Insolvency Code (including their analogous application), shall be excluded (genuine contract for the benefit of a third party, Section 328 of the German Civil Code); this shall not apply in case of intent or fraudulent intent.

19	AMENDMENTS

Unless otherwise explicitly provided for in this Agreement, any amendment or supplement to this Agreement must be made in writing to be effective unless a stricter form is required by law. This shall also apply to any deviation from this written form requirement.

***

[Signature page follows.]

SIGNATURE PAGE:

/s/ Torsten Kiedel______________	/s/ Jona Christians______________
SONO Group N.V.	SONO Group N.V.
represented by Torsten Kiedel	represented by Jona Christians

/s/ Markus Volmer______________	/s/ Christian Plail_______________
SONO Group N.V.	SONO Group N.V.
represented by Markus Volmer	represented by
Generalhandlungsbevollmächtigter

/s/ Matt Beckman_______________
Yorkville
represented by Matt Beckman

With consent of:

/s/ Marlene Scheinert____________
Marlene Scheinert
Preliminary Custodian
(vorläufige Sachwalterin)

Annex (B)(1)

Going-Concern Budget

[OMITTED]

Annex (B)(3)

Continuation Agreement

[incorporated herein by reference to Exhibit 4.9 of the Company’s Annual Report on Form 20-F
for the year ended December 31, 2022]

Annex (B)(6)

Shareholders Commitment Letter

[incorporated herein by reference to Exhibit 4.11 of the Company’s Annual Report on Form 20-F
for the year ended December 31, 2022]

Annex (L)

NV Waterfall

[OMITTED]

Annex 5.1

Funding Commitment Letter

[incorporated herein by reference to Exhibit 4.10 of the Company’s Annual Report on Form 20-F
for the year ended December 31, 2022]

Annex 8.1

Prolongation Agreement

[incorporated herein by reference to Exhibit 4.14 of the Company’s Annual Report on Form 20-F
for the year ended December 31, 2022]